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                                                                     Exhibit 5.1

                                                                 October 8, 1999

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, IL 60196


Ladies and Gentlemen:

   I refer to the Registration Statement on Form S-4 (the "Registration Statement") of Motorola, Inc. (the "Company") filed on October 8, 1999 with the Securities and Exchange Commission under the Securities Act of 1993, as amended (the "Securities Act"). The Registration Statement relates to up to 122,045,481 shares of the Company's Common Stock, $3 par value (including the associated preferred stock rights, the "Shares"), which are to be issued in connection with the merger of General Instrument Corporation ("General Instrument") with Lucerne Acquisition Corp., a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger dated as of September 14, 1999, as amended, by and among General Instrument, the Company and Lucerne Acquisition Corp. (the "Merger Agreement").

   I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) its By-Laws, as amended, and (iii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, upon issuance of the Shares in accordance with the Merger Agreement, the Shares will have been validly and legally issued and will be fully paid and non-assessable.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal and Tax Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ Donald F. McLellan, Esq.
                                          Donald F. McLellan, Esq.
                                          Senior Transactions Counsel
                                          Motorola, Inc.